Exhibit 99.1

INVESTOR RELATIONS

NEWS

STARWOOD HOTELS & RESORTS MAKES CEO CHANGE

February 17, 2015

— Frits van Paasschen Resigns as President, CEO and Director

— Starwood Director Adam Aron Appointed CEO on Interim Basis

— Company to Focus on Accelerating Growth and Improving Performance

STAMFORD, Conn.—(BUSINESS WIRE)— Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) today announced that Frits van Paasschen has resigned by mutual agreement with the Board of Directors as President, Chief Executive Officer and a Director. Adam Aron, a Starwood Director since 2006, has been named Chief Executive Officer on an interim basis while the Board conducts a search for a permanent CEO that will include both internal and external candidates. van Paasschen will continue with Starwood as a consultant to assist in the transition.

Bruce W. Duncan, Chairman of the Board, said, “Frits has made many important contributions over the past seven years to Starwood’s successful evolution into a global company with leading lifestyle brands that possess distinct competitive advantages. He’s put innovation and technology leadership at the forefront, while building a culture of collaboration across a dynamic organization. On behalf of the Board, I want to thank Frits for his outstanding service and wish him the best in his future endeavors.”

van Paasschen said, “I’m proud of Starwood’s accomplishments and the growth we’ve seen around the world and across all nine of our brands. We have challenged ourselves to deliver on bold plans while continuously finding new ways to provide better experiences for our guests, and it’s clear from our progress that Starwood is now in a strong position for the future. Creating this powerful global platform would not have been possible without the talented team of associates I have been honored to work with, and I am confident that Starwood will enjoy continued success for many years to come.”

Duncan continued, “The Board believes now is the right time to take steps to accelerate Starwood’s growth, improve performance, and sharpen our focus on operational excellence. We are fortunate to have on our Board a talented and experienced business builder in Adam Aron who is prepared to step into the CEO position on an interim basis. Adam has been a Starwood director for nearly a decade and has deep hospitality industry experience as former CEO of both Vail Resorts and Norwegian Cruise Line. He is very familiar with our strategy, brands and leaders around the globe, and we are confident Starwood won’t miss a beat as he steps in to lead the Company during this transitional period.”

Aron said, “Having served on the Board for almost a decade, I know where Starwood has been and where it’s headed, and am excited to lead the Company as we continue to work to increase value for shareholders and customers. I look forward to working with our talented management team and dedicated associates across the globe as we strive to accelerate our growth strategy and further enhance our world-class hotel brands.”

Aron has been a director of Starwood since 2006, serving at various times on the Audit Committee, Capital Committee, Corporate Governance and Nominating Committee, and Compensation and Option Committee which he chaired. Since 2006, he has been a Senior Operating Partner at Apollo Management L.P. and Chief Executive Officer of World Leisure Partners, Inc., a leisure-related consultancy. He served as Chief Executive Officer of the Philadelphia 76ers from 2011 through 2013. From 1996 through 2006, Aron was Chairman and Chief Executive Officer of Vail Resorts, Inc., an owner and operator of ski resorts and hotels. From 1993 through 1996, he was President and Chief Executive Officer of Norwegian Cruise Line. Earlier in his career, Aron was Senior Vice President of Marketing for United Airlines and for Hyatt Hotels Corporation. Aron is a director of Norwegian Cruise Line Holdings.

Conference Call

Starwood will be holding a conference call at 9:00 a.m. Eastern Standard Time today, available via webcast on the Company’s website at http://www.starwoodhotels.com/corporate/about/investor/events.html. A webcast replay will be available on the corporate website a few hours after the live event on Tuesday, February 17 and will run for one year. Alternatively, participants may dial into the live call at (866) 921-0636 with passcode 89185925. Outside the U.S., participants may dial into the live call at (706) 758-8764. Please dial in fifteen minutes early to ensure a timely start. A call replay will be available a few hours after the live event on Tuesday, February 17 and will run for one week; the call replay can be accessed by dialing (855) 859-2056 with passcode 89185925. Outside the U.S., the call replay can be accessed at (404) 537-3406.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 1,200 properties in some 100 countries and more than 180,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element®. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U. S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U. S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. There can be no assurance as to the development of future hotels in the Company’s pipeline or additional vacation ownership units.

Source: Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc.

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